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                                                                    EXHIBIT 4.12

                                   TRANSLATION

                                TENANCY AGREEMENT

According to the laws and regulations of the Country, province and the district, and through negotiation of both parties, Party A agree to let the property to Party B, detail of the tenancy agreement are as follow:

1.    Contract related parties
Landlord: (Party A) Shenzhen Shekou Real          Representative: Wong Bin Chim
                    Property Company
Address: 15 Floor Shekou Building                 Telephone: 26861460,26861829

Lessee: (Party B) Jetcrown Indstrial              Representative:
        (Shenzhen) Ltd                            Telephone:
Address:

2.    Rental and lease period

      a. Party A owns and leases the property situate at 1/F-7/F, Block 13, NanShui Siu Village, 201-204, 206, 409 Block B9 NanShui Siu Village and 201, 311 Block C3 of New Wing Village, Shekou, Shenzhen. The construction area of the leased property is 2,152.2 square meters in total. The rental for the leased property is calculated based on DOLLARS NINTEEN RENMINBI (RMB 19) per square meter per month. The purpose of the leased property is for dormitory and the total monthly rental is DOLLARS FORTY THOUSAND EIGHT HUNDRED AND NINETY-TWO RENMINBI (RMB 40,892). Rental should be paid monthly before the 10th of each month. (Remark: Total rental for the year 2004 was at 8% discount as the payment was made at one time, i.e. DOLLARS FOUR HUNDRED AND FIFTY-ONE THOUSAND FOUR HUNDRED FORTY-SEVEN AND CENTS SIXTY-EIGHT RENMINBI (RMB 451,447.68))

      b. The rental period for the leased property is one year commence from 1 January 2004 to 31 December 2004. Annual rental will be adjusted according to market fluctuation.

3.    Method of payment of rental

      a. On signing this contract, if the parties are using the name of individual, identity card or temporary ID should be provided. If the parties are using the name of company, business registration, representative letter and identity card should be provided to Assets Management Department of Party A. If Party B intends to chose trust receipt by Bank, Party B should provide the bank book of China Merchant Bank to the Assets Management Department of Party A for relevant procedures of trust receipt. On signing this contract, Party B shall pay to Party A a guarantee sum of DOLLARS EIGTHY-ONE THOUSAND SEVEN HUNDRED AND EIGHTY-FOUR RENMINBI (RMB 81,784).

      b. Bank account of Party B should have sufficient amount for payment of rental. If the bank account of Party B do not have sufficient amount for payment, a late

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            charge of 3% of monthly rental will be charged. If the rental overdue more than one month, Party A has the right to possession of the property and reserve the right to request Party B to pay the rental. Party A can perform the aforementioned through Property Lease Management Department, or through Legal Department if it is necessary. At the same time, the guarantee sum will not be refunded to Party B. Upon the expiry of the contract, without the agreement between Party A and Party B for renewal of the contract, Party B should moved out within 3 days from the contract expiry date and the leased property should be returned to Party A. If Party B do not moved out within 3 days after the contract expiry date double rental should be paid to Party A.

4.    The Rights and Obligation of the parties

      a. Property tax, land use right charge and lease property management fee should be borne by Party A; water and electricity charges, cleaning fee, and property management fee should be borne by Party B.

      b. Party B is not allowed to perform any decoration without the permission of Party A. Otherwise, any loss or expense incurred will be borne by Party B.

      c. Party B is not allowed to change the structure and usage of the property at his own discretion. No matter the leased property is destroyed by Part B in accident or any other case, Party B should responsible to compensate the economic loss and return the property to its original status.

      d. During the tenancy period, Party B should obey to the relevant laws and regulations of Province Urban Management and Property Management. Party B should corporate with Party A and maintains the property in good conditions. Party B should guarantee the property and public facilities are in good conditions and safety, and maintain civilization.

      e. During the tenancy period, if there is any loss arise from the occurrence of natural disasters, the tenancy agreement will be terminated automatically. Both parties should handle the case according to the relevant regulations.

5.    Surrender or renewal

      a. During the tenancy period, Party B is not allowed to sublet the property to third parties. Otherwise, a penalty, which equals to five times of the monthly rental, will be imposed and Party A will take procession of the property. On the time of expiry of the contract or termination of the contract, Party B should return the property to Party A. If Party B intends to extend the rental period, they should inform Party A one month before the expiry in written. If Party B does not moved out and return the property and he does not intend to renew the contract, Party A has the right to take relevant actions to take possession of the property. Party A can deduct or confiscate the contract guarantee sum and request Party B to pay the overdue rental.

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      b.    During the tenancy period, if party A have to possess the property due to the operation of business, Party A has to inform Party B one month before in writing. Party A has to compensate one month rental to Party B. If Party B want to terminate he contract, he also has to inform Party A one month before in writing, and Party B has to compensate Party A equals to 50% of the guarantee sum. On the time of termination of the contract, the property has to be checked by relevant department of Party A, rental will be counted up to the date shown on the move out notice issued by Property Management. Party B should present the relevant documents to Asset Management Department of Party A within 2 working days. Otherwise, double rental will be charged on the exceed period. After the termination of tenancy agreement, the party who raise out the decision cannot change, otherwise, any economic loss caused will be borne by the this party.

      c. Upon expiry or termination of the contact, Party B has to settle all the water and electricity charge, management fee to the management company which the Party A trust. Party A or the management company will then check the property, any damage in the leased property should be borne by Party B. The easy damage parts including electrical pipe, sockets, switchers, door-lock, door-handle, lower water pipe, water box component etc.. Penalty for damage other than the aforementioned will depends on different tenancy period. Termination within 6 month from the date of commencing the contract, Party B has to pay repairment cost for any damage. Termination after 6 months from the date of commencing the contract, the repairment cost for the following items can be waived (exclude damage other than natural deterioration), for example, the wall printing, door, window, security system, water pipe, electricity power, toilet, renew facility printing etc..

6. If there shall be anything that is not provided for by this agreement, the parties can issue supplementary agreement through negotiation. Supplementary agreement and the original agreement all have equal legal validity.

7. If there shall be any dispute arising through fulfillment, it should be solved by the discussions and negotiation of the parties. If there shall be no agreement made in negotiation, mediation can be made through the Management Department of the property or prosecution can be made in the People's Court.

7. The contract is valid since the date of signature and Company chop. The contract has two copies, Party A and Party B will keep one with each other, they are all have equal legal validity.

8. There are additional terms "one and two" in the supplementary which are of equal validity with the main contract.

Party A: Shenzhen Shekou                Party B: Jetcorwn Industrial
         Real Property Company                   (Shenzhen) Ltd
Signature of                            Signature of
Representative: Signed & Chopped        Representative: Signed and Chopped
Date: 7 January 2004                    Date: 7 January 2004